Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter and Full-Year 2015 Results; Lowers Quarterly Dividend and Revises 2016 Operating Plan Guidance

HOUSTON--(BUSINESS WIRE)--February 4, 2016--ConocoPhillips (NYSE: COP) today announced it is taking actions to maintain its strong balance sheet in response to both the weak outlook for commodity prices and expected credit tightening across the industry. The actions will position the company to accelerate shareholder value creation as prices recover.

Dividend and Operating Plan Actions

The company announced that its board of directors approved a reduction in the company’s quarterly dividend to 25 cents per share, compared with the previous quarterly dividend of 74 cents per share. The dividend is payable on March 1, 2016 to stockholders of record at the close of business on Feb. 16, 2016.

The company also announced revisions to its previously disclosed 2016 operating plan. The company lowered capital expenditures guidance from $7.7 billion to $6.4 billion and operating cost guidance from $7.7 billion to $7.0 billion. Production in 2016 is expected to be approximately flat with 2015 volumes, adjusted for the full-year impact of 2015 asset divestitures.

“While we don’t know how far commodity prices will fall, or the duration of the downturn, we believe it’s prudent to plan for lower prices for a longer period of time,” said Ryan Lance, chairman and chief executive officer. “The actions we have announced will improve net cash flow by $4.4 billion in 2016. The decision to reduce the dividend was a difficult one. The dividend has been, and will continue to be, a top priority. We still intend to provide a competitive dividend, while significantly lowering the breakeven price for the company and substantially reducing the level of borrowing in 2016. Our actions also position us to deliver strong absolute and relative performance as prices recover.”

Fourth-Quarter and Full-Year 2015 Results

ConocoPhillips reported a fourth-quarter 2015 net loss of $3.5 billion, or ($2.78) per share, compared with a fourth-quarter 2014 net loss of $39 million, or ($0.03) per share. Excluding special items, fourth-quarter 2015 adjusted earnings were a net loss of $1.1 billion, or ($0.90) per share, compared with fourth-quarter 2014 adjusted earnings of $0.7 billion, or $0.60 per share. Special items for the current quarter related primarily to non-cash impairments due to price impacts and changes to future exploration plans, partially offset by net gains on asset sales.

Full-year 2015 earnings were a net loss of $4.4 billion, or ($3.58) per share, compared with full-year 2014 earnings of $6.9 billion, or $5.51 per share. Excluding special items, full-year 2015 adjusted earnings were a net loss of $1.7 billion, or ($1.40) per share, compared with full-year 2014 adjusted earnings of $6.6 billion, or $5.30 per share.

2015 Summary

●	Achieved full-year production of 1,589 MBOED; 5 percent production growth from continuing operations, adjusted for Libya, downtime and dispositions.
●	Lowered operating costs by 14 percent year over year.
●	Reduced 2015 capital by 41 percent compared with 2014.
●	Achieved major project startups at APLNG and Surmont 2.
●	Completed additional startups at Eldfisk II, CD5, Drill Site 2S, Enochdhu and the Brodgar H3 subsea tie-back.
●	Announced phased exit from deepwater exploration.
●	Completed approximately $2 billion of non-core asset dispositions across the portfolio.
●	Ended the year with $2.4 billion of cash and cash equivalents.

Fourth-Quarter Review

Production from continuing operations for the fourth quarter of 2015 was 1,599 thousand barrels of oil equivalent per day (MBOED), an increase of 32 MBOED compared with the same period a year ago, excluding Libya. Growth was primarily due to new production from major projects and development programs, as well as improved well performance, partially offset by normal field decline. The net increase in production reflects 42 MBOED, or 3 percent growth, after adjusting for 10 MBOED from dispositions and downtime.

First production was achieved at CD5 and Drill Site 2S in Alaska. In Canada, production continued to ramp at Surmont 2 and the Cheshire exploration well spud offshore Nova Scotia. First LNG was achieved at APLNG in December and the first cargo departed Australia in January 2016. The company also completed several non-core asset dispositions in the Lower 48, Canada, Europe and North Africa, and Other International. The first Senegal appraisal well and flow test confirmed the discovery and the second appraisal well is currently drilling. In the Gulf of Mexico, drilling is currently underway at the Melmar, Gibson and Tiber wells.

Adjusted earnings were lower compared with fourth-quarter 2014 primarily due to lower realized prices. The company’s total realized price was $28.54 per barrel of oil equivalent (BOE), compared with $52.88 per BOE in the fourth quarter of 2014, reflecting lower average realized prices across all commodities. During the quarter, dry hole expense of $565 million, or $506 million excluding special items, was incurred primarily in Canada and the Gulf of Mexico. Fourth-quarter earnings were also negatively impacted by $57 million of foreign exchange rate impacts, primarily from tax on foreign exchange rate movements in the Asia Pacific and Middle East segment.

Special items for the quarter resulted in after-tax impacts of $2.3 billion. Special items included $2.7 billion of non-cash impairments primarily from price-related impacts at APLNG in Australia and various assets in the United Kingdom, as well as changes to future exploration plans in the Chukchi Sea in Alaska, Angola and the Gulf of Mexico, partially offset by $366 million from net gains on asset sales.

Operating costs for the quarter were $2.14 billion compared with $3.35 billion in the fourth quarter of 2014. Adjusted for $0.23 billion pre-tax of 2015 special items from Angola Block 36 obligations, restructuring charges and pension settlement expense, and $0.80 billion pre-tax from the Freeport LNG termination in 2014, operating costs were reduced 25 percent, or $0.63 billion, compared with fourth-quarter 2014.

For the quarter, cash provided by continuing operating activities was $1.6 billion. Excluding a $0.2 billion change in operating working capital, ConocoPhillips generated $1.8 billion in cash from operations. In addition, the company funded $2.1 billion in capital expenditures and investments, received proceeds from asset dispositions of $1.6 billion, and paid dividends of $0.9 billion.

Full-Year Review

Production from continuing operations was 1,589 MBOED in 2015, an increase of 57 MBOED compared with 1,532 MBOED in 2014, excluding Libya. The net increase in production reflects 70 MBOED, or 5 percent growth, after adjusting for 13 MBOED from dispositions and downtime. Production increased due to growth from major projects and development programs, as well as improved well performance, partially offset by normal field decline.

The company’s total realized price during this period was $34.34 per BOE, compared with $64.59 per BOE in 2014. This reflected lower average realized prices across all commodities.

Operating costs for the full year of 2015 were $9.10 billion compared with $10.52 billion in 2014. Adjusted for $1.06 billion pre-tax of 2015 special items from restructuring charges, rig termination costs, pension settlement expense and Angola Block 36 obligations, and $0.80 billion pre-tax from the Freeport LNG termination in 2014, operating costs were reduced 17 percent year over year, or $1.68 billion.

In 2015, cash provided by continuing operating activities was $7.6 billion. Operating working capital had no impact during the year. Additionally, the company funded $10.1 billion in capital expenditures and investments, paid dividends of $3.7 billion, received proceeds from asset dispositions of $2.0 billion, and increased debt by $2.4 billion.

As of Dec. 31, 2015, ConocoPhillips had $2.4 billion of cash and cash equivalents. The company ended the year with debt of $24.9 billion and a debt-to-capital ratio of 38 percent.

Reserves Update

Preliminary year-end 2015 proved reserves are 8.2 billion BOE. Additions excluding market factors and dispositions are expected to be 523 million BOE, or an 86 percent adjusted replacement ratio. Dispositions were 175 million BOE. Market factors, primarily related to lower prices, were a reduction of 464 million BOE. The company expects to rebook reserves as prices improve. The total reserve replacement ratio, including dispositions and market factors, is expected to be negative 19 percent of 2015 production.

Final information related to the company’s 2015 oil and gas reserves, as well as costs incurred, will be provided in ConocoPhillips’ Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission in late February.

Outlook

As previously noted, guidance for 2016 capital expenditures has been lowered from $7.7 billion to $6.4 billion, primarily driven by reduced activity in the Lower 48. Guidance for 2016 operating costs has been reduced from $7.7 billion to $7.0 billion.

Consistent with the capital reductions, the company has revised its full-year 2016 production guidance to be essentially flat with 2015 production of 1,525 MBOED, which excludes 64 MBOED for the full-year impact of completed dispositions. First-quarter 2016 production guidance is 1,540 to 1,580 MBOED.

The company’s 2016 guidance for corporate segment net expense is $1.0 billion; depreciation, depletion and amortization is $8.5 billion; and exploration dry hole and leasehold impairment expense is $0.8 billion. Guidance excludes any special items.

ConocoPhillips will host a conference call today at 12:00 p.m. EST to discuss this announcement. To listen to the call, as well as view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

--- # # # ---

About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 21 countries, $30 billion in annual revenue, $97.5 billion of total assets, and approximately 15,900 employees as of Dec. 31, 2015. Production averaged 1,589 MBOED in 2015, and preliminary proved reserves were 8.2 billion BOE as of Dec. 31, 2015. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings, adjusted earnings per share and operating costs. These are non-GAAP financial measures. These terms are included to help facilitate comparisons of company operating performance across periods and with peer companies. Operating costs represent controllable costs and include production and operating expenses, selling, general and administrative expenses and exploration expenses excluding dry holes and leasehold impairments.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

Organic reserve additions comprise net proved reserve additions resulting from extensions and discoveries, improved recovery and revisions, and exclude the impact of sales and acquisitions.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	4Q		FY
	2015	2014	2015	2014
Earnings	$(3,450)	(39)	(4,428)	6,869
Adjustments:
Net gain on asset sales	(366)	(38)	(395)	(38)
Impairments	2,742	381	3,077	641
Loss on capacity agreements	-	-	-	83
Qatar depreciation adjustment	-	-	-	28
International tax law changes	-	-	(426)	-
Restructuring	55	-	282	-
Pending claims and settlements	62	(48)	62	(268)
Tax impact from country exit	-	-	(28)	-
Pension settlement expense	49	-	143	-
Rig termination	-	-	246	-
Depreciation volume adjustment	-	-	(48)	-
Tax benefit on interest expense	(209)	-	(209)	(61)
Deferred tax adjustment	-	(59)	-	(59)
Freeport LNG termination agreement	-	545	-	545
Discontinued operations - other ¹	-	-	-	(1,131)
Adjusted earnings	$(1,117)	742	(1,724)	6,609
1 Includes Kashagan, Algeria and Nigeria

Earnings per share of common stock (dollars)	$(2.78)	(0.03)	(3.58)	5.51

Adjusted earnings per share of common stock (dollars)	$(0.90)	0.60	(1.40)	5.30

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
Sidney J. Bassett, 281-293-5000 (investors)
sid.bassett@conocophillips.com
Vladimir R. dela Cruz, 281-293-5000 (investors)
v.r.delacruz@conocophillips.com